BRF S.A.

A Publicly Traded Company with Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

MINUTES OF THE 91st EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

DATE, PLACE AND TIME: December 12, 2013, at 09:00 a.m. at Rua Hungria, 1400 – 5th floor, in the city and state of São Paulo. CHAIR: Abilio Diniz, Chairman, Edina Biava, Secretary. ATTENDANCE: the majority of effective members. RESOLUTIONS ADOPTED: 1. Changes in the Board of Executive Officers: Board of Directors approved to relieve Mr. Leopoldo Viriato Saboya, from his position as Vice President of Finance, Administration and Investor Relations, effective as of the present date. The Board of Directors expressed its thanks for the executive’s work during his tenure. Global CEO Claudio Eugenio Sttiller Galeazzi will be temporarily in charge as Vice President of Finance, Administration and Investor Relations until the Ordinary Meeting of the Board of Directors to be held on December 20, 2013. These minutes were approved by all the Directors in attendance: ABILIO DINIZ, Chairman; SÉRGIO RICARDO SILVA ROSA, Vice Chairman; CARLOS FERNANDO COSTA; DÉCIO DA SILVA; JOSÉ CARLOS REIS MAGALHÃES NETO; LUIZ FERNANDO FURLAN; LUÍS CARLOS FERNANDES AFONSO; MANOEL CORDEIRO SILVA FILHO; PAULO ASSUNÇÃO DE SOUSA;  WALTER FONTANA FILHO AND SIMON CHENG.

EDINA BIAVA

Secretary